EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors Consolidated Water Co. Ltd.:

We consent to the incorporation by reference in the Registration Statement on Form S−8 (Registration No. 333−10206) of Consolidated Water Co. Ltd. of our report dated March 15, 2016 relating to the consolidated financial statements of Ocean Conversion (BVI) Ltd. which appear in this Form 10−K.

/s/ Marcum LLP

Fort Lauderdale, Florida
March 15, 2016